Exhibit 99.1
For Immediate Release
Date: April 17, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Banks Makes Investment in Bank Owned Life Insurance
PITTSFIELD, MASSACHUSETTS, (April 17, 2007) - Legacy Bancorp, Inc. (the “Company”or “Legacy”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today that in order to offset a portion of the Bank’s benefit plan expenses, the Bank on April 12, 2007 made investments totaling $9,571,702 in additional bank-owned life insurance (“BOLI”). Designated directors and officers of the Bank shall be provided with a death benefit of $100,000 while serving or employed by the Company in connection with their participation in the BOLI program. The death benefit is reduced to $5,000 upon the retirement of the directors and officers.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 165 people and has ten offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, and a loan production office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Legacy Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Legacy Bancorp’s operations.